SUPPLEMENT
(To Prospectus Supplement dated April 30, 2007 to Prospectus dated March 14, 2007)

$776,623,000
(Approximate)

Bear Stearns Second Lien Trust 2007-1, Group II and III
Issuing Entity

Mortgage-Backed Notes, Series 2007-1

EMC Mortgage Corporation
Sponsor

LaSalle Bank National Association
Master Servicer and Securities Administrator

Bear Stearns Asset Backed Securities I LLC
Depositor

The definition of “Group II Trigger Event” on page S-85 of the prospectus supplement is hereby deleted in its entirety and replaced with the following:

Group II Trigger Event” with respect to any payment date and any Group II note, is if any of the following tests is not satisfied: (i) the Group II 60 Day Plus Delinquency Percentage is less than 20.65% of the related Current Specified Enhancement Percentage, or (ii) (A) for any payment date from and including the payment date in May 2010 to and including the payment date in April 2011, the related Cumulative Realized Loss Percentage for such payment date is less than 5.05% plus an additional 1/12th of 1.95% for each payment date thereafter up to and including the payment date in April 2011, (B) for any payment date from and including the payment date in May 2011 to and including the payment date in April 2012, the related Cumulative Realized Loss Percentage for such payment date is less than 7.00% plus an additional 1/12th of 1.25% for each payment date thereafter up to and including the payment date in April 2012, (C) for any payment date from and including the payment date in May 2012 to and including the payment date in April 2013, the related Cumulative Realized Loss Percentage for such payment date is less than 8.25% plus an additional 1/12th of 0.50% for each payment date thereafter up to and including the payment date in April 2013, and (D) for any payment date thereafter, the related Cumulative Realized Loss Percentage for such payment date is less than 8.75%.

The definition of “Group III Trigger Event” on page S-87 of the prospectus supplement is hereby deleted in its entirety and replaced with the following:

“Group III Trigger Event” with respect to any payment date and any Group III note, is if any of the following tests is not satisfied: (i) the Group III 60 Day Plus Delinquency Percentage is less than 19.90% of the related Current Specified Enhancement Percentage, or (ii) (A) for any payment date from and including the payment date in May 2010 to and including the payment date in April 2011, the related Cumulative Realized Loss Percentage for such payment date is less than 5.05% plus an additional 1/12th of 2.80% for each payment date thereafter up to and including the payment date in April 2011, (B) for any payment date from and including the payment date in May 2011 to and including the payment date in April 2012, the related Cumulative Realized Loss Percentage for such payment date is less than 7.85% plus an additional 1/12th of 1.65% for each payment date thereafter up to and including the payment date in April 2012, (C) for any payment date from and including the payment date in May 2012 to and including the payment date in April 2013, the related Cumulative Realized Loss Percentage for such payment date is less than 9.50% plus an additional 1/12th of 0.50% for each payment date thereafter up to and including the payment date in April 2013, and (D) for any payment date thereafter, the related Cumulative Realized Loss Percentage for such payment date is less than 10.00%.

The following language shall be added to page S-119 of the prospectus supplement as the final bullet point relating to Group II Additional Termination Events:

If (i) all of the outstanding Group II Notes have been declared immediately due and payable following an Event of Default pursuant to the Indenture and (ii) the Indenture Trustee has commenced the sale or liquidation of the Trust Estate.

The following language shall be added to page S-124 of the prospectus supplement as the final bullet point relating to Group III Additional Termination Events:

If (i) all of the outstanding Group III Notes have been declared immediately due and payable following an Event of Default pursuant to the Indenture and (ii) the Indenture Trustee has commenced the sale or liquidation of the Trust Estate.

Bear, Stearns & Co. Inc.
The date of this supplement is June 4, 2007